Exhibit 10.27

Confidential

ROYALTY AGREEMENT

THIS AGREEMENT dated as of the 2nd day of March, 2026.

BETWEEN:

AOM AREA 2, LLC, a limited liability company incorporated under the laws of State of Delaware

(“Company”)

- and -

AMERICAN OCEAN MINERALS CORP., a company incorporated under the laws of the State of Delaware

(“Royalty Holder”)

RECITALS

A.

The exploration for and commercial recovery of hard mineral resources of the deep seabed by United States citizens beyond national jurisdiction is governed by the Deep Seabed Hard Mineral Resources Act, 30 U.S.C. § 1401 et seq. (the “Act”), and the regulations promulgated thereunder, including 15 C.F.R. Part 970 (Exploration Licenses) and 15 C.F.R. Part 971 (Commercial Recovery Permits) (collectively, the “Deep Seabed Legislation”);

B.

Pursuant to the Deep Seabed Legislation, the Administrator (as defined below) is authorized to issue exploration licenses and commercial recovery permits to eligible United States citizens, subject to such terms, conditions and restrictions as may be imposed by the Administrator;

C.

The Company is a United States citizen (as such term is defined in the Act) and intends to pursue a consolidated application process under 15 C.F.R. § 971.214 (the “Consolidated Application”) pursuant to which the Company is applying to the Administrator for (i) the Exploration License (as defined below) and (ii) the Commercial Permit (as defined below).

D.

The Exploration License and Commercial Permit sought pursuant to the Consolidated Application will relate to a specified deep seabed area to be defined by coordinates and described in the Exploration License and, upon issuance, the Commercial Permit, which area will be located in international waters with outside of the Cook Islands Exclusive Economic Zone;

E.

Upon issuance of the Exploration License and the Commercial Permit, and subject to compliance with the Deep Seabed Legislation and the applicable terms, conditions and restrictions imposed by the Administrator, the Company will be authorized to conduct exploration activities and commercial recovery of Product (as defined herein) within the applicable licensed and permitted areas and to own, transport, process and sell such Product for commercial purposes; and

F.

The Company has agreed to create and grant to the Royalty Holder a contractual royalty right in respect of Gross Proceeds (as defined below) arising from the sale or other disposition of Product recovered from the seabed which is the subject of the Property (as defined below), in accordance with the terms and conditions described herein.

IN CONSIDERATION OF, the covenants and mutual agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each of the Parties), the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	DEFINITIONS

Unless the context otherwise requires, in this Agreement:

“Act” has the meaning given in the Recitals;

“Administrator” means the administrator of NOAA, or any duly authorized delegate exercising authority under the Deep Seabed Legislation;

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with, a Party. For purposes of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

“Agreement” means this document including any schedule or appendix to it;

“AML Legislation” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Laws, whether within the United States, Canada or, to the extent applicable to any Party or its subsidiaries, elsewhere, including any regulations, guidelines or orders thereunder., including any regulations, guidelines or orders thereunder, or amendments thereof;

“Anti-Corruption Laws” means the Corruption of Foreign Public Officials Act (Canada), the Criminal Code (Canada), the United Kingdom Bribery Act 2010 and the United States Foreign Corrupt Practices Act of 1977, and all other laws, rules, and regulations of any jurisdiction applicable to any Party or its subsidiaries from time to time concerning or relating to bribery or corruption;

“Anti-Terrorism Laws” means Part II.1 of the Criminal Code, including the Regulations Establishing a List of Entities, Executive Order 13224 (effective September 24, 2001), and other applicable anti-terrorist financing Laws, including any regulations, guidelines or orders thereunder;

“Approved Standard” means any of the following, in each case as in effect from time to time, together with any successor instrument, rule or policy thereto: (a) the SEC Regulations; (b) NI 43-101 and the CIM Definition Standards on Mineral Resources and Mineral Reserves; (c) the JORC Code; (d) the SAMREC Code; and (e) any other classification system for the reporting of mineral reserves and mineral resources that is accepted by the U.S. Securities and Exchange Commission as an “acceptable foreign code”;

“Arm’s Length Party” means, with respect to any particular Person, another Person that is not (i) a Related Person of such Person, or otherwise determined not to be dealing at arm’s length with such Person, including where the price or other material terms are influenced by relationship rather than market forces or (ii) an Affiliate of such Person;

“Authorization” means any authorization, approval, consent, concession, exemption, license, lease, grant, permit, franchise, right or similar arrangement (including surface rights, deep-sea rights, access rights, rights of way, privileges, concessions or franchises granted to or held by the Company by, or required to be obtained from, any Person (including a Governmental Body), for the exploration of the Property or the construction, development and operation of the Project), privilege or no-action letter from any Governmental Body having jurisdiction with respect to any specified Person, property, transaction or event, or with respect to any of such Person’s property or business and affairs (including any exploitation permit, zoning approval, mining permit, development permit or building permit) or from any Person in connection with any easements, contractual rights or other matters;

“Books and Records” the books, accounts, records and data of every kind or nature maintained by or on behalf of the Company or an Affiliate of the Company in relation to the Project, or the Company’s operations and activities on the Property, or the calculation of the Royalty, including books, accounts and records which relate to, contain or which consist of:

(a)	the quantity of Product Sold in each Quarter or for which insurance proceeds have been received in the Quarter;

(b)	the calculation of each component of the Royalty for each Quarter;

(c)	the payment of the Royalty in each Quarter;

(d)

where there is any commingling in a Quarter of Product with materials extracted from areas outside the boundaries of the Property, the measures, moistures and assays of the minerals and substances in the Product extracted and recovered from the Property prior to the commingling;

(e)

offtake agreements, settlement sheets, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files, electronically stored data and other data;

(f)	geological and metallurgical data, drill hole logs, cross sections and assay results; and

(g)	the exploration, development and mining of the Property;

“Business Day” means a day that is not a Saturday, Sunday or any other day which is a public holiday or a bank holiday in the place where an act is to be performed or a payment is to be made;

“Buyer” means any Person (i) that purchases Product from the Company or its Affiliates; or (ii) that is the recipient or transferee of title to Product or the recipient of the entitlement to or benefit of Product from the Company or its Affiliates;

“Change of Control” of a Person (the “Subject Person”) means the consummation of any transaction or event, including any consolidation, business combination, arrangement, amalgamation or merger or any issue, transfer or acquisition of securities, the result of which is that any other Person (other than an Affiliate of the Subject Person) or group of other persons (other than an Affiliate of the Subject Person) acting jointly or in concert for purposes of such transaction or event (a) becomes the beneficial owners, directly or indirectly, of more than 50% of the votes attached to the voting securities of the Subject Person or (b) otherwise acquires control of the Subject Person through the occupation of a majority of the seats (other than the vacant seats) on the board of the Subject Person by individuals who were neither (i) nominated by the board of the Subject Person nor (ii) appointed, approved or endorsed by members of the board of the Subject Person; provided that a Change of Control of any Subject Person shall not include a change in the beneficial ownership of voting securities of such Subject Person, or acquisition of control of such Subject Person, if the common shares of such Subject Person were listed on a public securities exchange immediately prior to, or contemporaneously with, or immediately after the completion of such transaction;

“Claim” includes any claim, action, damage, loss, liability, cost, charge, expense, outgoing, payment or demand of any nature and whether present or future, fixed or unascertained, actual or contingent and whether at law, in equity, under statute, contract or otherwise;

“Collateral” means all present and after-acquired personal and other property of the Company, whether now owned or hereafter acquired, and wherever located, including: (i) all accounts; (ii) all chattel paper (including electronic chattel paper and tangible chattel paper); (iii) all deposit accounts; (iv) all documents; (v) all equipment; (vi) all general intangibles (including payment intangibles); (vii) all goods; (viii) all instruments; (ix) all inventory; (x) all investment property (including securities accounts and all securities, whether certificated or uncertificated, and all security entitlements); (xi) all letter-of-credit rights and supporting obligations; (xii) all commercial tort claims; (xiii) all money, cash and cash equivalents; (xiv) all contractual rights and other rights to payment of the Company (whether now existing or hereafter arising) to the extent arising from or relating to: (1) any Sale of Product (including any invoice, final settlement amount, true-up or price adjustment), (2) any offtake, sales, marketing, trading or similar agreement relating to Product, and (3) any insurance proceeds constituting Gross Proceeds; (xv) all books and records relating to any of the foregoing; and (xvi) all accessions to, substitutions for and replacements of, and all proceeds, products and supporting obligations of, any and all of the foregoing (including insurance proceeds);

“Commercial Permit” means the commercial recovery permit issued by the Administrator to the Company pursuant to the Deep Seabed Legislation, including any terms, conditions and restrictions imposed thereunder, as such commercial recovery permit may be renewed, extended, varied, replaced, substituted or reissued from time to time in accordance with the Deep Seabed Legislation;

“Confidential Information” has the meaning given in Section 11.1(a);

“Consolidated Application” has the meaning given in the Recitals;

“Control Agreement” has the meaning given in Section 2.5(b);

“Control” means, with respect to a Person, owning, controlling or having the power to direct (whether through ownership of voting securities, by contract or otherwise) 10% or more of the equity interests or voting rights of that Person;

“Deep Seabed Legislation” has the meaning given in the Recitals;

“Disposal” means any disposal by any means including dumping, incineration, spraying, pumping, injecting, depositing or burying;

“Dispute” has the meaning given in Section 12.1;

“Dispute Notice” has the meaning given in Section 12.2;

“Dispute Representative” has the meaning given in Section 12.2;

“Effective Date” means the date of this Agreement;

“Encumbrance” means any mortgage, deed of trust, charge, pledge, hypothecation, security interest, priority or other security agreement, assignment, account control agreement or similar arrangement, lien (statutory or otherwise), title retention agreement or arrangement, conditional sale, option, license or license fee, royalty, claim, production payment, restrictive covenant, preferential arrangement or other encumbrance of any nature or any agreement to give or create any of the foregoing, whether registered or recorded or unregistered or unrecorded;

“Environment” includes the air, surface water, groundwater, body of water, any land, soil or underground space even if submerged under water or covered by a structure, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matters and living organisms and the environment or natural environment as defined in any Environmental Law and “Environmental” will have a similar extended meaning;

“Environmental Laws” means all Laws relating in whole or in part to the Environment, including those relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, release or Disposal of any Hazardous Substance;

“Excluded Taxes” means, with respect to the Royalty Holder, any of the following:

(a)

any Taxes imposed on or measured by the Royalty Holder’s net income, net profits, capital gains, capital or branch profits, or franchise or capital Taxes imposed on (or measured by) the taxable capital of the Royalty Holder, in each case, imposed by the jurisdiction (or any political subdivision thereof) under the laws of which it is incorporated or continued or resident or organized, in each case determined by application of the laws of such jurisdiction, or in which it has a permanent establishment or carries on business, in each case determined by application of the laws of such jurisdiction;

(b)

any Taxes imposed by reason of the Royalty Holder receiving payments under this Agreement to an account in a jurisdiction other than the jurisdiction in which it is incorporated or continued or resident or organized, if applicable;

“Exploration License” means the exploration license granted to the Company as license holder under Deep Seabed Legislation, including any terms, conditions and restrictions imposed thereunder, as such license may be renewed, extended, varied, replaced, substituted or reissued from time to time in accordance with the Deep Seabed Legislation;

“Financing Party” has the meaning given in Section 8.4;

“GAAP” means, with respect to any Person, the accounting principles generally accepted in the jurisdiction of that Person’s reporting, which, for the Company, are the U.S. generally accepted accounting principles, together with related interpretations, and any successor or replacement standards or financial reporting framework that replaces such accounting principles in whole or in part), in each case as in effect from time to time.

“Good Industry Practice” means, in relation to any decision or undertaking, the exercise of that degree of diligence, skill, care, prudence, oversight, economy and stewardship which is commonly observed or would reasonably be expected to be observed by skilled and experienced professionals engaged in the same type of undertaking under the same or similar circumstances;

“Governmental Body” means any federal, provincial, state, territorial, regional, municipal, local government or authority, intergovernmental organization, quasi government authority, fiscal or judicial body, government or self-regulatory organization, commission, board, tribunal, organization, stock exchange or any regulatory, administrative or other agency, or any political or other subdivision, department, or branch of any of the foregoing including any indigenous or native body (or both, as the case may be) exercising governance powers by right, title or custom;

“Gross Proceeds” in any given Quarter means the aggregate of the following:

(a)	with respect to the Sale (or loss or delivery, as the case may be) of Products, whether processed on or off of the Property, determined as follows, without duplication:

(i)

if Products are Sold by the Company (or any Affiliate) to an Arm’s Length Party, then the Gross Proceeds in respect of such Products will be equal to the aggregate gross proceeds received by the Company from such Sale;

(ii)

if Products are Sold by the Company (or any Affiliate) to a Person that is not an Arm’s Length Party, then the Gross Proceeds in respect of such Products will be equal to the Market Value of such Products;

(iii)	if there is a loss of Products, then the Gross Proceeds in respect of such Products will be equal to the aggregate insurance proceeds paid to the Company (or any Affiliate) in respect of such loss; or

(iv)

if Trading Activities involve the physical delivery of Products, then the Gross Proceeds in respect of such Products will be equal to the Market Value of the Products subject to such Trading Activities;

in each case provided that (i) if Sale and payment for the Product Sold do not occur in the same Quarter, the Product Sold shall be deemed to be Sold in the Quarter in which the later of Sale or initial payment for the Product Sold occurs, and (ii) if a provisional settlement for a Sale occurs during one Quarter and the final settlement for such Sale occurs in a subsequent Quarter, the adjustment for final settlement will be taken into account in determining the Product Sold in the Quarter in which such final settlement occurs; and

(b)	any amount received by the Company (or an Affiliate) as compensation for the expropriation or forcible taking of all, or any portion, of the Property;

“Hazardous Substance” means any pollutant, contaminant, waste, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Law;

“ICC” means the International Chamber of Commerce or any entity which replaces it or which substantially succeeds to its powers or functions;

“ICC Rules” has the meaning given in Section 12.3(b)(i);

“Indemnified Party” has the meaning given in Section 6.1;

“Interest Rate” means 8% per annum, calculated on a daily basis of a 365-day year and compounded monthly;

“Insurances” has the meaning given in Section 4.7(a);

“Law” includes:

(a)

all Federal, State, local government legislation including statutes, common law and equity, ordinances, regulations, codes, guidelines, directives and other instruments of any Governmental Body having jurisdiction over a Party, including, for greater certainty, the Deep Seabed Legislation;

(b)

any judgments, decrees, writs, administrative interpretations, guidelines, policies, injunctions, orders or the like, of any Governmental Body with which a Party is legally required to comply and the Administrator;

(c)	any regulations, directives, rulings or policies of intergovernmental organizations which a Party as a Party is legally required to comply; and

(d)	Governmental Body requirements and consents, certificates, licenses, permits and approvals (including the terms and conditions attached to any of them).

“License Area” means the area of the deep seabed described in the Exploration License (and the exploration plan associated therewith) as the area to be explored;

“Material Adverse Effect” means any change, event, occurrence, condition, circumstance, effect, fact or development (alone, or in conjunction with any other change, event, occurrence, condition, circumstance, effect, fact or development) that has, or could reasonably be expected to have, a material and adverse effect on:

(a)

the validity, subsistence or good standing of the Property (including, but not limited to, any material risk of suspension, cancellation, forfeiture, relinquishment or non-renewal of the Exploration License or any other Title);

(b)

the Project (including the ability of the Company or any of its Affiliates to explore, construct, develop or operate the Project substantially in accordance with the development plan, as applicable, for the Project in effect at the time of the occurrence of the Material Adverse Effect);

(c)	the ability of the Company to perform its obligations under this Agreement;

(d)

the business, operations, assets, liabilities (including environmental or regulatory liabilities), results of operations or financial condition of the Company, in a manner that is adverse to the Royalty Holder; or

(e)	the legality, validity, binding effect or enforceability of this Agreement, the Royalty, or the rights and remedies of the Royalty Holder under this Agreement.

“Market Value” means, with respect to any particular Sale of Products on any particular date of determination, the average daily price of such Product (or the aggregate of the average daily prices of the Metals contained in such Product) as published by the London Metals Exchange (or appropriate internationally recognized metal price quotation for use in international trade as agreed between the parties from time to time) for the past three calendar months calculated by summing such quoted price reported for each day in such three month period and dividing the sum by the number of days for which such price was reported;

“Metals” means all metallic and non-metallic elements or compounds of economic value contained in Product extracted from the seabed which is the subject of the Property, including, without limitation, nickel, cobalt, manganese, copper and any other metals or minerals contained in polymetallic nodules or other mineralization that the Company is authorized to explore for or mine under the Exploration License or any other Title, as applicable;

“Mineral Reserves” means proven and probable mineral reserves (or their equivalent) as defined under any Approved Standard;

“Mineral Resources” means measured, indicated and inferred mineral resources (or their equivalent) as defined under any Approved Standard;

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators (or any successor instrument, rule or policy);

“No Interest Letter” has the meaning given in Section 8.4;

“NOAA” means the National Oceanic and Atmospheric Administration;

“Notice” or “notice” has the meaning given in Section 13.1;

“Obligations” means all present and future obligations, debts, liabilities and covenants of the Company to the Royalty Holder under this Agreement and any Security Document, including the obligation to pay the Royalty, and any other amounts payable under this Agreement, together with all interest, fees, costs and expenses (including legal fees and out-of-pocket expenses) payable by the Company pursuant to this Agreement or any Security Document, in each case whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising;

“OFAC” means the U.S. Department of the Treasury Office of Foreign Assets Control.

“Order” means any order, directive, decree, judgment, ruling, award, injunction, direction or request of any Governmental Body or other decision-making authority of competent jurisdiction;

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement;

“Parties” means the Company and the Royalty Holder, and “Party” means either the Company or the Royalty Holder, as the context requires;

“Permit Area” means the area of the deep seabed described in the Commercial Permit (and the commercial recovery plan associated therewith) as the area authorized for commercial recovery;

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other form of enterprise, or any government or any agency or political subdivision thereof;

“Personnel” means, at the relevant time, in relation to a Party, any of its (or any Affiliates’) directors, officers or employees;

“Product” means any and all Metals and minerals of every nature and kind, (including precious and base metals), in whatever form or state which are recovered, extracted, produced, processed, recovered in soluble solution or otherwise recovered or produced from material mined or excavated from the Property, and including any such material derived from any processing or reprocessing of any Tailings, and including any other products resulting from the further milling, processing or other beneficiation of such materials, including concentrate or doré, and for greater certainty, excludes any Tailings where there is no reasonable expectation of such Tailings being processed resulting in the production of Metals;

“Project” means the Company’s exploration, evaluation, development, harvesting, mining, processing, transportation, marketing and sale of polymetallic nodules, and the Metals contained in them, from the seabed which is the subject of the Property, in each case as authorized by, and carried out in accordance with, the Deep Seabed Legislation and the applicable Titles;

“Property” means (a) the License Area; (b) the Permit Area, and (c) any other mineral right, license, permit or authorization issued to or held (directly or indirectly) by the Company or any of its Affiliates under the Deep Seabed Legislation that renews, replaces, converts, amalgamates, varies or extends the Exploration License and/or the Commercial Permit; and (d) any mineral right, license, permit, authorization or other right or interest under the Deep Seabed Legislation subsequently acquired by the Company or any of its Affiliates, successors or assigns in respect of any area formerly included in the Property, including as a result of any reacquisition of mineral rights contemplated by Section 4.6;

“Quarter” and “Quarterly” mean the period commencing on the date that the Company or its Affiliates first Sells Product and expiring on the day preceding the next occurring 1st day of January, April, July or October and thereafter each successive period of three calendar months;

“Related Person” means, with respect to a Person: (a) any director, officer, partner, manager or other Person performing a similar function for that Person, or any of their immediate family members of any such individual; (b) any Person that, directly or indirectly, Controls that Person; (c) any Person which that Person (or any of its Affiliates) directly or indirectly Controls; (d) any Person who is directly or indirectly Controlled by a Person (or any of its Affiliates) who also Controls that Person; or (e) any Person that is a party to any joint venture or similar arrangement with such Person or any of its Affiliates (including any partnership, consortium, co-operation agreement, strategic alliance, or other arrangement involving shared economics, governance or pricing), whether or not carried out through a separate legal entity, and any Affiliate of such Person;

“Restricted Person” means any person that:

(a)	is named, identified, described in or on or included in or on any of:

(i)

the lists issued under Canadian economic sanctions and terrorism financing legislation, including the Special Economic Measures Act (Canada), the Criminal Code (Canada), the United Nations Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (Canada), and the Freezing Assets of Corrupt Foreign Officials Act (Canada), and any regulations promulgated under the foregoing;

(ii)	the Denied Persons List, the Entity List or the Unverified List, compiled by the Bureau of Industry and Security, U.S. Department of Commerce;

(iii)	the List of Statutorily Debarred Parties compiled by the U.S. Department of State;

(iv)	the Specially Designated Nationals And Blocked Persons List compiled by the U.S. Office of Foreign Assets Control;

(v)	the Annex to (or any person that is otherwise subject to the provisions of) U.S. Executive Order No. 13324;

(vi)	the Consolidated List of Financial Sanctions Targets compiled by Her Majesty’s Treasury (United Kingdom);

(vii)

the Consolidated List of Persons, Groups and Entities Subject to European Union Financial Sanctions as prepared by the European External Action Service and agreed by the Council of the European Union; or

(viii)

any publicly available lists maintained from time to time under the applicable Laws of Canada, the United States, the United Kingdom or the European Union relating to anti-terrorism or anti-money laundering matters;

(b)	is subject to trade restrictions or other government sanctions under any applicable Laws of Canada, the United States, the United Kingdom or the European Union from time to time, including:

(i)

the Special Economic Measures Act (Canada), the Criminal Code (Canada), the United Nations Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (Canada) and the Freezing Assets of Corrupt Foreign Officials Act (Canada);

(ii)	the International Emergency Economic Powers Act, 50 U.S.C.; or

(iii)

the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq.; or any other enabling legislation or executive order relating thereto, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107-56; or

(c)	is known, after reasonable inquiry, to be an Affiliate of a person referred to in paragraph (a) or (b) of this definition;

“Royalty” means the Royalty Percentage of the Gross Proceeds from Product that is Sold from the seabed which is subject of the Property to which the Royalty Holder is entitled pursuant to the terms of this Agreement, exclusive of any and all Taxes;

“Royalty Percentage” means 2%;

“Royalty Statement” has the meaning given in Section 5.2;

“Sale” or “Sold” or ‘Sell” means the earlier of:

(a)

transfer of title to Product from the Company or its Affiliates to a Buyer (and includes Product that the Company or its Affiliates elects to have credited to or held for its account by a refinery); and

(b)	receipt of insurance proceeds by the Company or its Affiliates for any Product that is lost or damaged;

“Sanctions” means economic or financial sanctions, requirements, regulations, restrictive measures or embargoes imposed, administered, enacted or enforced from time to time by the United States (including through OFAC or the United States Department of State), the United Nations Security Council, Canada, the European Union, any European Union member state or the United Kingdom (including His Majesty’s Treasury).

“SEC Regulations” means the U.S. Securities and Exchange Commission’s Industry Guide 7 or Regulation S-K Subpart 1300 (in effect at such time), as amended or replaced, relating to disclosures for mining registrants.

“Security Agreement” means this Agreement, to the extent it creates and evidences the Security Interest under Section 2.5(a);

“Security Documents” has the meaning given in Section 2.5(b);

“Security Default” has the meaning given in Section 2.5(d);

“Security Interest” has the meaning given in Section 2.5(a);

“Solvent” means, when used with respect to a Person, that:

(a)

the fair saleable value of the assets of such Person is in excess of the total amount of the current value of its liabilities (including for purposes of this definition all liabilities (including loss reserves), whether or not reflected on a balance sheet prepared in accordance with GAAP and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(b)	such Person is able to pay its debts or obligations in the ordinary course as they mature;

(c)	such Person has capital sufficient to carry on its business; and

(d)	such Person is not otherwise insolvent as defined by any applicable Law;

and “Insolvent” shall have a correlative meaning.

“Stockpiling Sale” means any Sale of Product consisting of polymetallic nodules that have not undergone any processing beyond dewatering, screening, sizing and removal of extraneous material, where the Buyer of such Sale of Product is a Governmental Body;

“Tailings” means all tailings, waste rock or other waste products derived from the Product or seabed which is the subject of the Property;

“Taxes” means any present or future income and other taxes, levies, rates, royalties, deductions, withholdings, assessments, fees, dues, duties, imposts and other charges of any nature whatsoever, together with any interest and penalties, additions to tax and other additional amounts, levied, collected, withheld, assessed or imposed by any Governmental Body (of any jurisdiction), and whether disputed or not;

“Technical Reporting Requirements” means, in respect of the Royalty Holder or any of its Affiliates, the SEC Regulations, NI 43-101, and any other securities laws, stock exchange rules or industry standards relating to the public disclosure of scientific and technical information concerning mineral projects that are applicable to such Person from time to time;

“Title” means the Exploration License and the Commercial Permit, together with any renewal, amalgamation, extension, variation, conversion, replacement or substitution of any of them; including any mining mineral right, license, permit, authorization or other right or interest under the Deep Seabed Legislation subsequently acquired by the Company or any of its Affiliates, successors or assigns in respect of any area formerly included in the seabed which is the subject of the Property, including as a result of any reacquisition of mineral rights contemplated by Section 4.6;

“Trading Activities” means any and all activities by which the Company or any of its Affiliates:

(a)

sells or disposes of Product by entering into offtake agreements or engaging in any sales or dispositions of Product, in any case, for other than market-based prices to an Arm’s Length Party determined in a manner consistent with customary quotational periods in industry standard offtake agreements for similar types of minerals;

(b)	engages in any commodity futures trading, forward sale and/or purchase contracts, options trading or metals trading;

(c)	engages in price protection transactions, arrangements and mechanisms or speculative purchases and sales of forward, futures and option contracts;

(d)	engages in any other hedging transactions or arrangements similar to those referred to in paragraphs (a), (b) and (c) of this definition; or

(e)	engages in any combination of the foregoing;

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, with respect to matters of perfection, priority or enforcement of any security interest, “UCC” also includes the Uniform Commercial Code as adopted in any other jurisdiction whose law governs such matters pursuant to applicable choice-of-law rules; and

“WSMD Procedures” has the meaning given in Section 3.8.

1.2	INTERPRETATION

Unless the context otherwise requires, in this Agreement:

(a)	a reference to a Section or Schedule is a reference to a section of or a schedule to this Agreement;

(b)	the singular includes the plural and conversely and a gender includes all genders;

(c)

a reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced except to the extent prohibited by this Agreement or that other agreement or document;

(d)

a reference to a party to an agreement (including this Agreement) or document includes the party’s successors and permitted substitutes (including persons taking by novation) or assigns (and, where applicable, the party’s legal personal representatives);

(e)

a reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation, code, by-law, ordinance or statutory instrument issued under it;

(f)	the word “including” means “including without limitation” and “include” and, “includes” will be construed similarly;

(g)

all provisions requiring a Party to do or refrain from doing something will be interpreted as the covenant of that Party with respect to that matter notwithstanding the absence of the words “covenants” or “agrees” or “promises”;

(h)

all provisions requiring a Party to do something will be interpreted as including the covenant of that Party to cause that thing to be done when the Party cannot directly perform the covenant but can indirectly cause that covenant to be performed, whether by an Affiliate under its control or otherwise; and

(i)

a reference to anything (including a right, obligation or concept) includes a part of that thing, but nothing in this Section 1.2(i) implies that performance of part of an obligation constitutes performance of the obligation.

(j)	headings and any table of contents or index are for convenience only and do not form part of this Agreement or affect its interpretation.

(k)	where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

(l)	if an act must be done on a specified day which is not a Business Day, then the act must be done instead on the next Business Day.

(m)

a provision of this Agreement must not be construed to the disadvantage of a Party merely because that Party was responsible for the preparation of this Agreement or the inclusion of the provision in this Agreement.

1.3	CURRENCY

Unless otherwise indicated, all references to currency in this Agreement, including “dollars” and “$” are to lawful money of the United States of America.

1.4	GOOD FAITH

The Parties must deal with each other in good faith in connection with this Agreement and all transactions and dealings contemplated by it. In particular, the Company agrees in all dealings in relation to the Property and the Project to act in good faith towards the Royalty Holder to preserve its entitlement to the Royalty payable pursuant to Section 2.

1.5	ACCOUNTING PRINCIPLES

Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purposes of this Agreement, including the contents of any certificate to be delivered hereunder, such determination, consolidation or computation shall, unless the Parties otherwise agree or the context otherwise requires, be made in accordance with GAAP applied on a consistent basis.

2.	ROYALTY

2.1	GRANT OF ROYALTY

Effective as of the Effective Date, the Company hereby creates, grants and conveys to and for the benefit of the Royalty Holder, and covenants to pay to the Royalty Holder, the Royalty, on and subject to the terms of this Agreement.

2.2	CALCULATION

To calculate the amount of the Royalty payable to the Royalty Holder hereunder in respect of any applicable Quarter, the Company shall multiply the Gross Proceeds for such Quarter by the Royalty Percentage.

2.3	STOCKPILE SALES

Notwithstanding anything contained herein, in respect of any Stockpiling Sale in any calendar year:

(a)

the Gross Proceeds attributable to such Stockpiling Sale shall be deemed to be equal to the gross sale proceeds received or receivable by the Company or its Affiliates in respect of such Stockpiling Sale (determined in the same manner as Gross Proceeds); and

(b)	the Royalty payable in respect of such Stockpiling Sale shall be equal to 1% of such gross sale proceeds.

2.4	CONTRACTUAL ROYALTY

The Parties acknowledge and agree that:

(a)

the Royalty is intended to constitute a contractual payment obligation of the Company to the Royalty Holder and a contractual right of the Royalty Holder to receive the Royalty in accordance with this Agreement, and not a conveyance of any sovereign, proprietary, or real property interest in the deep seabed;

(b)

nothing in this Agreement is intended to, or shall be interpreted to, convey any sovereign, proprietary or possessory interest in the deep seabed or its mineral resources, it being acknowledged that the United States does not assert ownership over areas or resources of the deep seabed beyond national jurisdiction, and that all rights to explore for and commercially recover Product arise solely pursuant to the Deep Seabed Legislation and the authorizations issued by the Administrator thereunder;

(c)

notwithstanding any other provision of this Agreement, the Royalty shall become effective and binding automatically and without further action immediately upon the Effective Date. For greater certainty, no Royalty shall accrue or be payable except with respect to Product lawfully recovered from the Property and Sold after issuance of the applicable Title or Titles required under the Deep Seabed Legislation for such recovery and Sale;

(d)

documents as the Royalty Holder may request that will have the effect of giving notice of the existence of the Royalty to third Persons, and protecting the Royalty Holder’s right to receive the Royalty in respect of the Property and any Title and the performance by the Company of the other covenants and obligations under this Agreement;

(e)

if any renewal, extension, modification, substitution, amalgamation, succession, conversion, renaming or variation of any mineral right, license, Title or other Authorization is granted as contemplated in the definition of Property, the Company agrees, if permissible under Law, to execute and deliver such documents as the Royalty Holder may reasonably request to acknowledge that the Royalty applies to such renewed, extended, modified, substituted, amalgamated, succeeded, converted, renamed or varied right, license or Title; and

(f)

except in the case of a relinquishment required by the terms of a Title, the Company shall not request or agree to any variation, suspension, surrender or cancellation of any Title, or any relinquishment of blocks or cells, which would reasonably be expected to materially and adversely affect the Royalty, unless (i) the Royalty Holder has been consulted in good faith in advance, and (ii) the Royalty continues to apply to any replacement or retained Title or blocks or cells in accordance with Section 4.6.

2.5	SECURITY

(a)

As security for the prompt payment and performance of the Obligations, the Company hereby pledges, assigns and grants to the Royalty Holder a continuing first priority security interest in all of its right, title and interest in, to and under the Collateral (the “Security Interest”). The Security Interest shall secure the Obligations and shall attach upon the execution and delivery of this Agreement (or, with respect to after-acquired Collateral, upon the Company’s acquisition of rights therein).

(b)

The Company shall, at its cost, promptly execute and deliver such instruments, acknowledgements, notices and other documents (together with this Agreement, the “Security Documents”) and take such further actions as the Royalty Holder may reasonably request to grant, evidence, perfect, maintain and protect the Security Interest in all applicable jurisdictions, including providing customary authorizations and obtaining and delivering any Governmental Body consents reasonably necessary to grant and/or perfect the Security Interest. Without limiting the foregoing, concurrently with the opening of any deposit account or securities account into which Gross Proceeds are or are required to be paid, the Company shall deliver to the Royalty Holder a duly executed control agreement with respect to such account, in form and substance reasonably satisfactory to the Royalty Holder, among the Company, the Royalty Holder and the applicable depository bank or securities intermediary (each, a “Control Agreement”). No such account shall be opened unless and until the applicable Control Agreement has been executed and delivered to the Royalty Holder.

(c)

The Company hereby authorizes the Royalty Holder to file (or cause to be filed) UCC financing statements, continuations, amendments and other filings describing the Collateral as “all personal property” or “all assets” of the Company or using words of similar effect (regardless of whether any particular asset of the Company falls within the scope of Article 9 of the UCC), and to make such other filings and take such other perfection steps in any applicable jurisdiction as the Royalty Holder may consider necessary or advisable to perfect and maintain the Security Interest. The Company shall promptly provide all information reasonably required to complete such registrations, filings and other perfection steps. A carbon, photographic or other reproduction of this Agreement or any financing statement filed in connection herewith shall be sufficient as a financing statement.

(d)	Upon the occurrence and during the continuance of any of the following events (each, a “Security Default”):

(i) the Company fails to pay any amount due and payable under this Agreement within five (5) Business Days after the date on which such amount becomes due and payable;

(ii) the Company fails to perform or observe any other covenant, obligation or agreement contained in this Agreement or any Security Document, and such failure continues unremedied for a period of thirty (30) days after the earlier of (1) written notice thereof from the Royalty Holder to the Company and (2) the date on which the Company becomes aware (or should reasonably have become aware) of such failure;

(iii) any representation or warranty made or deemed made by the Company in this Agreement or any Security Document proves to have been incorrect in any material respect when made or deemed made;

(iv) the Company becomes Insolvent, or commences any proceeding relating to bankruptcy, insolvency, reorganization, receivership or similar debtor relief under any applicable Law, or makes a general assignment for the benefit of creditors, or is unable or admits in writing its inability to pay its debts as they become due, or takes any action in furtherance of any of the foregoing; provided that, with respect to any involuntary proceeding commenced against the Company, no Security Default shall be deemed to have occurred unless such proceeding remains undismissed or unstayed for a period of sixty (60) consecutive days after the commencement thereof or an order or decree approving or ordering any of the foregoing shall be entered; provided further that no Security Default shall arise under this clause (iv) solely by reason of a good-faith dispute by the Company regarding the existence or amount of any debt; or

(v) (1) the Company fails to make any payment when due (after giving effect to any applicable grace period) in respect of any indebtedness owing to any Financing Party in an aggregate principal amount exceeding $500,000, or (2) any other event of default occurs under any agreement evidencing or governing any such indebtedness in an aggregate principal amount exceeding $500,000 that results in such indebtedness becoming due prior to its stated maturity or that permits the holders thereof (or an agent on their behalf) to cause such indebtedness to become due prior to its stated maturity;

the Royalty Holder may exercise any or all of the following rights and remedies: (i) all rights and remedies available to a secured party under the UCC or under any other applicable Law (whether or not the UCC applies to the affected Collateral); (ii) the right to give written notice of sole control or any other instruction under any Control Agreement and to take any action thereunder with respect to such Collateral; (iii) the right to collect, receive, appropriate, realize upon or dispose of any or all of the Collateral, in one or more parcels, at public or private sale, for cash, on credit or for future delivery, upon such terms as are commercially reasonable; (iv) the right to endorse and collect any cash proceeds of the Collateral; and (v) the right to apply the proceeds of any collection or disposition of Collateral first to the reasonable costs and expenses of the Royalty Holder (including reasonable attorneys’ fees and disbursements) incurred in connection with the enforcement of its rights hereunder, and then to the payment of the Obligations in such order as the Royalty Holder may determine. In connection with any exercise of remedies, the Company shall, upon request of the Royalty Holder, assemble and make available to the Royalty Holder the Collateral and all Books and Records relating thereto at any place specified by the Royalty Holder. The Royalty Holder shall comply with any applicable Law requirements in connection with a disposition of the Collateral, and compliance will not be considered to adversely affect the commercial reasonableness of any disposition. The Royalty Holder shall have no obligation to marshal any Collateral or to resort to any item of Collateral in any particular order. The rights and remedies of the Royalty Holder under this Section are cumulative and in addition to all other rights and remedies available to the Royalty Holder under this Agreement, at Law, in equity or otherwise.

(e)

The Company hereby irrevocably appoints the Royalty Holder as its attorney-in-fact, with full authority in the place and stead of the Company, from time to time in the Royalty Holder’s discretion, upon the occurrence and during the continuance of a Security Default, to take any action and to execute any instrument that the Royalty Holder may deem necessary or advisable to accomplish the purposes of this Section 2.5, including (i) to file UCC financing statements, continuations and amendments in any jurisdiction, (ii) to endorse any checks, drafts, instruments or other items of payment in respect of the Collateral, (iii) to execute Control Agreements or amendments thereto on behalf of the Company, and (iv) to file any claims or take any action or institute any proceeding that the Royalty Holder may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Royalty Holder with respect to any of the Collateral. This power of attorney is coupled with an interest and shall be irrevocable until all Obligations have been indefeasibly paid and performed in full.

(f)

The Royalty Holder shall have no duty to exercise any of the rights, privileges or powers afforded to it in this Section 2.5 and shall not be responsible for any failure to do so. Without limiting the foregoing, the Royalty Holder shall not be obligated to (i) make any demand upon, or pursue or exhaust any of its rights or remedies against, the Company or any other Person with respect to the payment of the Obligations, (ii) take any action to protect or preserve the value of any of the Collateral, or (iii) collect any amounts payable in respect of the Collateral. The Royalty Holder shall not be liable for any loss or diminution in value of the Collateral by reason of the act or omission of any depository bank, securities intermediary, warehouseman, carrier or other bailee selected by the Royalty Holder in good faith.

(g)

The Company represents and warrants to the Royalty Holder that, as of the date hereof and as of each date on which the Company delivers a Royalty Statement: (i) the Company’s exact legal name (as it appears in its certificate of formation or other organizational document filed with the applicable Governmental Body) is as set forth in the preamble of this Agreement; (ii) the Company is organized solely under the laws of the State of Delaware and its organizational identification number issued by the Secretary of State of the State of Delaware is 10191097; (iii) the Company’s chief executive office is located at 400 North Ashley Dr., Suite 1900, Tampa, FL, 33602; (iv) the Company has good title to, or valid rights in, the Collateral, free and clear of all Encumbrances other than the Security Interest and Encumbrances permitted under this Agreement; (v) all deposit accounts and securities accounts of the Company into which Gross Proceeds are or are required to be paid are set forth on SCHEDULE D hereto (as such schedule may be updated from time to time in accordance with Section 2.5(h)); and (vi) this Agreement creates a valid security interest in the Collateral, securing the Obligations.

(h)

The Company covenants that, without the prior written consent of the Royalty Holder: (i) the Company shall not change its legal name, its jurisdiction of organization or its organizational structure (including by merger, conversion or otherwise) unless the Company shall have given the Royalty Holder not less than thirty (30) days’ prior written notice thereof and shall have taken all actions reasonably requested by the Royalty Holder to maintain the perfection and priority of the Security Interest (including the filing of amended financing statements); (ii) the Company shall not change the location of its chief executive office unless the Company shall have given the Royalty Holder not less than thirty (30) days’ prior written notice thereof; (iii) the Company shall not open any new deposit account or securities account into which Gross Proceeds are or may be paid without the prior written consent of the Royalty Holder and the concurrent delivery of a Control Agreement with respect thereto in accordance with Section 2.5(b); and (iv) the Company shall deliver to the Royalty Holder, concurrently with each Royalty Statement, an updated schedule of all deposit accounts and securities accounts of the Company into which Gross Proceeds are paid or required to be paid, identifying for each account the name of the depository institution, the account number and the account type.

2.6	TERM

The Royalty shall continue for the maximum period permitted by applicable Law and shall apply to the Property, including all present and future Titles, renewals, extensions, replacements, substitutions, amalgamations, variations, conversions and reacquired rights included in the definition of Property. The Royalty shall not be terminated by reason of the suspension of operations or closure of any facility, or mining operations on or related to the Property. If a court of competent jurisdiction or other lawful body determines that the term or any other provision of this Agreement violates any statutory or common law rule against perpetuities or other international or transnational law, then the term of this Agreement will automatically be revised and reformed to coincide with the maximum term permitted by the rule against perpetuities or such other provision or other international or transnational law and this Agreement will not be terminated solely as a result of a violation of the rule against perpetuities or other international or transnational law.

3.	ROYALTY PAYMENTS

3.1	ACCRUAL OF PAYMENT OBLIGATION

Following the first Sale by the Company or its Affiliates of Product the Company must calculate and pay the Royalty for each Quarter in accordance with this Agreement.

3.2	PAYMENTS

Royalty payments will be due and payable Quarterly within thirty (30) days following the end of the Quarter in which the obligation to pay the Royalty accrued.

3.3	AUDIT AND ADJUSTMENTS

(a)

Without limiting any other provision of this Agreement, to the extent that the Royalty Holder has any questions regarding the calculation of the Royalty or the Royalty Statement the Company must forthwith provide background information and documentation relating to the same and work in good faith to resolve the Royalty Holder’s questions, subject to any third-party confidentiality obligations of the Company and its Affiliates (in which case the Company will provide such information directly to the Royalty Holder’s auditor).

(b)

Each Royalty payment will be considered final and in full satisfaction of all obligations of the Company with respect to that payment unless the Royalty Holder gives the Company written notice within twenty-four (24) months after receipt by the Royalty Holder of the Royalty Statement that relates to the Royalty payment in question.

(c)

The Royalty Holder may, for a period of one hundred and twenty (120) days after delivering to the Company the notice under Section 3.3(b), upon reasonable notice and at all reasonable times, have the Company’s Books and Records relating to the calculation of the Royalty payment in question audited by an independent firm of chartered professional accountants or certified public accountants with expertise in auditing royalty payments selected by the Royalty Holder.

(d)

If an audit conducted in accordance with Section 3.3(c) determines that there has been a deficiency or an excess in the payment made to the Royalty Holder, then subject to Section 3.3(e), such deficiency or excess will be resolved by adjusting the next Royalty payment due.

(e)

If a Party disagrees with the determination in Section 3.3(d) that there has been a deficiency or an excess in the payment made to the Royalty Holder, that Party will have the right to provide background information and documentation in support of its position within twenty (20) Business Days of such determination and to meet with the independent firm that conducted the audit to discuss the calculation methodologies and such firm must in good faith consider the material and whether to revise its determination pursuant to Section 3.3(d).

(f)

The Royalty Holder may only exercise its audit right once per calendar year unless pursuant to an audit a deficiency of 5% or more of the amount due to the Royalty Holder is determined to exist, in which case the Company must pay the costs of such audit and the annual limitation on audits will be suspended until such time as two (2) consecutive audits confirm that no deficiencies in the amount due to the Royalty Holder. Failure on the part of the Royalty Holder to make claim on the Company for adjustment within the twenty-four (24) month period specified in Section 3.3(b) will establish the correctness of the Royalty payment and preclude the making of claims for adjustment of the Royalty payment.

(g)

Notwithstanding the foregoing or any other provision of this Agreement, if the auditor appointed under Section 3.3(c) determines, or finds reason to believe that, fraud or gross negligence may exist in respect of any Royalty payment, then no time limit will preclude the number of audits and adjustments on past Royalty payments.

3.4	CURRENCY AND WIRE TRANSFER

All cash Royalty payments must be made in United States dollars without deductions, demand, notice, set-off, or reduction, by wire transfer in good immediately available funds, to such bank account as the Royalty Holder may nominate in writing to the Company from time to time.

3.5	LATE PAYMENT

If the Company or any of its Affiliates fail to pay any sum payable by it under or in accordance with this Agreement then the Company must pay interest on that sum (compounded monthly) from the due date for payment until that sum plus accrued interest is paid in full at the rate per annum which is the Interest Rate on the date on which the payment was due calculated daily. The right to require payment of interest under this Section 3.5 is without prejudice to any other rights the Royalty Holder may have against the Company under this Agreement, at law, in equity or otherwise. For greater clarity, if the Company is in default of any payment obligation to the Royalty Holder under this Agreement then the Company will automatically, without the Royalty Holder being required to give notice of default, make demand, institute legal or arbitral proceedings or perform any other action, be deemed to be in default of, and in arrears under, this Agreement.

3.6	DISPOSITION OF PRODUCT

The Company must not dispose of any Product except pursuant to a Sale by the Company of Product by the methods set out in the definition of “Gross Proceeds”, or as otherwise explicitly contemplated by this Agreement including without limitation Stockpiling Sales pursuant to Section 2.3.

3.7	TRADING ACTIVITIES OF THE COMPANY

(a)	The Company and any of its Affiliates will have the right to engage in Trading Activities which may involve the possible physical delivery of Product.

(b)

The calculation of Gross Proceeds will not be affected by, the Royalty will not apply to, and the Royalty Holder will not be entitled or required to participate in, any gain or loss of the Company or its Affiliates in Trading Activities or in the actual marketing or sale of Product delivered pursuant to Trading Activities. In determining the Royalty payable on any Product delivered pursuant to Trading Activities, the Company will not be entitled to deduct from Gross Proceeds any losses suffered by the Company or its Affiliates in Trading Activities. If the Company engages in Trading Activities, then the Royalty will be determined on the basis of the Market Value of such Products as of the date of Sale without regard to the price or proceeds actually received by the Company for, or in connection with, such Sale or the manner in which such Sale was made by the Company. The Parties agree that the Royalty Holder is not a participant in the Trading Activities of the Company, and therefore the Royalty will not be diminished or improved by losses or gains of the Company in any such Trading Activities.

3.8	WSMD PROCEDURES

The Company must ensure that weighing, sampling, moisture determination and assaying procedures (“WSMD Procedures”) are conducted in connection with all shipments of Product Sold and that all such WSMD Procedures are conducted in accordance with Good Industry Practice. The Company must provide, or cause to be provided, to the Royalty Holder the required information pursuant to Section 5.2, including, upon request from the Royalty Holder, the Books and Records relevant to the weighing, sampling, moisture determination and assaying of the Product subject to such shipments, subject to any third-party confidentiality obligations of the Company and its Affiliates (in which case the Company will provide such information directly to the Royalty Holder’s auditor only).

4.	OPERATION OF THE PROPERTY

4.1	COMPANY TO DETERMINE OPERATIONS

Any decision concerning methods, the extent, times, procedures and techniques of any:

(a)	exploration, development and mining related to the Property;

(b)	processing or extraction treatment;

(c)

materials to be introduced on or to the seabed which is the subject of the Property or produced from the seabed which is subject of the Property and all decisions concerning the sale or disposition of Product from the Project; and

(d)	operations or continuance of operations at the Project or any part thereof, including with respect to closure and care and maintenance,

will be made by the Company and must be made by the Company in accordance with Good Industry Practice in the relevant circumstances.

4.2	COMPLIANCE WITH APPLICABLE LAWS

The Company must ensure that all operations and activities in respect of the Project will be performed in a commercially reasonable manner in compliance, in all material respects, with applicable Laws, Authorizations and in accordance with Good Industry Practice.

4.3	STOCKPILING

The Company may temporarily stockpile any Product from the seabed which is the subject of the Property at such place or places as the Company may elect. In the event that the Company stockpiles or holds inventory of any Product it must ensure security for the site where such Product is stockpiled in accordance with Good Industry Practice.

4.4	COMMINGLING

Commingling of Products from the seabed which is the subject of the Property with other ores, doré, concentrates, precipitates, metals, minerals or mineral by-products produced elsewhere is permitted, provided that:

(a)

reasonable and customary procedures are established for the weighing, sampling, assaying and other measuring or testing necessary to fairly allocate valuable metals contained in such Products and in the other ores, doré, concentrates, metals, minerals and mineral by-products;

(b)

representative samples of the Products must be retained by the Company and assays (including moisture and penalty substances) and other appropriate analyses of these samples must be made before commingling to determine gross metal content of the Products and that the Company must retain such analyses for a reasonable amount of time, but not less than 24 months, after receipt by the Royalty Holder of the Royalty paid with respect to such commingled Products from the seabed which is the subject of the Property; and

(c)

the amount of valuable metals contained in such Products and in the other ores, doré, concentrates, metals, minerals and mineral by-products are capable of being accurately verified by audit under Section 3.3.

4.5	SURRENDER

Subject to Section 4.6, the Company may, in its discretion, cause any mineral right or interest comprising the Property to lapse or expire, or abandon or surrender all or any part of the Property, provided that: (a) the Company has consulted in good faith with the Royalty Holder at least thirty (30) days prior to any proposed surrender, relinquishment or non-renewal that would reasonably be expected to materially and adversely affect the Royalty; and (b) the application of the Royalty in accordance with this Agreement to any replacement or retained mineral right or area is preserved.

4.6	REACQUISITION OF PROPERTY

If the Company or any Affiliate or any successor or assign of the Company allows any mineral right, license, Title or other Authorization comprising all or any part of the Property to lapse or expire, or surrenders or otherwise terminates its interest in such right, license, Title or Authorization or any part thereof, and subsequently acquires, directly or indirectly, any mineral right, license, permit, authorization or other right or interest under the Deep Seabed Legislation (including by license, contract, joint venture, farm-in, earn-in, royalty, streaming or similar arrangement) in respect of all or any part of the area covered by the former Property, then, to the extent permitted by Law, the Royalty will automatically apply to such reacquired right, license, Title or other interest and such right, license, Title or other interest will thereafter form part of the Property. The Company must give written notice to the Royalty Holder within five (5) Business Days of any such acquisition and, on demand of the Royalty Holder and to the extent permitted by Law, must cause this Agreement or a memorandum of it to be recorded against that right, license, Title or other interest on the register of titles or other equivalent register maintained under the Deep Seabed Legislation.

4.7	INSURANCE

(a)

The Company must take out and maintain insurances with reputable insurers covering all typically insurable risks and liabilities (including for amounts against risks a person carrying on a business similar to the Project would typically take out, having regard to the stage of the development of the Project) (“Insurances”).

(b)	The Company must:

(i)	duly and punctually pay all premiums and other money payable under, and comply with the terms of all Insurances;

(ii)	make full disclosures to the insurers; and

(iii)	not do or permit anything, which may cancel, reduce or prejudice any of the insurances, nor omit to do anything where the omission may cancel, reduce or prejudice any of them;

(c)	The Company must promptly upon request, provide to the Royalty Holder:

(i)	copies of certificates of currency and receipts for the payment of each premium paid on renewal of any insurance policy maintained by the Company; and

(ii)	any other document relating to such Insurances (including the policies and all other money payable in respect of any policy).

(d)	If the Company fails to effect the required Insurances, then the Royalty Holder may effect those Insurances at the cost of the Company.

(e)	The Royalty Holder will not incur any liability to any person arising out of a failure by any insurer to meet any claim, for any reason, under any Insurance.

5.	RECORDS, ACCESS AND REPORTING

5.1	RECORDS AND ACCESS

The Company must:

(a)	keep true, accurate and complete Books and Records in accordance with GAAP, supplemented or replaced from time to time to enable the Royalty to be calculated in accordance with this Agreement; and

(b)

permit the Royalty Holder at its own cost, after it has given reasonable Notice to the Company, to inspect at the Company’s premises at all reasonable times and with access to the Company’s relevant Personnel, the Books and Records referred to in Section 5.1(a), and to make and take away with it copies of such Books and Records; provided that if any such Books and Records are subject to any third-party confidentiality obligations of the Company and its Affiliates, the Company will provide such information directly to the Royalty Holder’s auditor only.

5.2	ROYALTY STATEMENTS

At the same time as paying each Royalty payment under Section 3.2, the Company must provide to the Royalty Holder a report setting out in reasonable detail the following information (“Royalty Statement”):

(a)	the quantity, type and grade of Product and all Metals extracted and recovered during that Quarter;

(b)	the quantity, type and grade of Product that has been processed during that Quarter and the location of the relevant facilities;

(c)	the quantity, type and grade of all Product that has been Sold during that Quarter;

(d)	the quantity and type of Product held or unsold during that Quarter;

(e)	the calculation of the Royalty for that Quarter and the details of the Gross Proceeds for that Quarter; and

(f)	such other information in sufficient detail to explain the calculation of the Royalty payment as the Royalty Holder may reasonably request.

6.	INDEMNITY AND SURVIVAL

6.1	INDEMNITY

The Company must indemnify and keep indemnified the Royalty Holder, its Affiliates, and their respective directors, officers, employees and agents and their successors and assigns (each an “Indemnified Party”) for, from and against any Claim, that may be made or brought against an Indemnified Party by a third party that arise out of or in connection with:

(a)	any breach or non-compliance with applicable Law including Environmental Law;

(b)

the physical environmental condition of the Project and matters of health and safety related thereto or any action or claim brought with respect thereto (including conditions arising before the Effective Date); or

(c)

any Hazardous Substances on, in or under the Property or the soil, sediment, water or groundwater forming part of the Property, whether in the past, present or future, or any Hazardous Substances on any other lands or areas having originated or migrated from the Property or the soil, sediment, water or groundwater forming part of the Property.

6.2	SURVIVAL OF INDEMNITY

The indemnity in Section 6.1 is a continuing obligation, separate and independent from other obligations and will not be discharged by any one payment or act and will survive expiration or earlier termination of this Agreement.

7.	MAINTENANCE OF EXISTENCE; TITLE MAINTENANCE AND TAXES

7.1	MAINTENANCE OF EXISTENCE

The Company shall use its commercially reasonable efforts to at all times do or cause to be done all things necessary to maintain its corporate or other entity existence and to obtain and, once obtained, maintain all Authorizations necessary to carry on its business, own the Property and implement and operate the Project.

7.2	TITLE MAINTENANCE AND TAXES

The Company shall use its commercially reasonable efforts to:

(a)

not do or permit to be done anything that may prejudice any mineral right, license, Title or other Authorization comprising the Property or render any such right, license, Title, Authorization or interest, or any interest in the Property, liable for variation, suspension, cancellation, forfeiture or termination (including for non-compliance with any work programme, environmental obligation or reporting requirement) under the Deep Seabed Legislation; and

(b)

maintain in good standing all mineral rights, licenses, Titles and other Authorizations comprising the Property, including paying, when due, all Taxes, duties, royalties, fees, security deposits and other payments on or with respect to the Property and doing all things and making any payments required by Law to maintain the right, title and interest of the Company and the Royalty Holder, respectively, in the Property and under this Agreement.

8.	ASSIGNMENT AND FUTURE FINANCING

8.1	MEANING OF ASSIGN

For the purposes of this Section 8, “assign” and inflexions of “assign” means to transfer, sell, assign or otherwise dispose of in any manner whatsoever.

8.2	ASSIGNMENT BY THE ROYALTY HOLDER

The Royalty Holder may at any time, assign all or any part of the Royalty, including for an indefinite period or for a stated term of years or up to a specified dollar amount, provided that the Royalty Holder shall provide written notice to the Company of the assignment. Nothing in this Section 8.2 shall in any way restrict or prevent the Royalty Holder from granting participation interests in the Royalty Holder’s interests, rights and obligations hereunder.

8.3	ASSIGNMENT BY THE COMPANY

To the extent permitted under the Deep Seabed Legislation, the Company may assign all or any interest in the Property or any Title (directly or indirectly, including by way of Change of Control) as long as:

(a)

in the case of a direct assignment of all or any interest in the Property or any Title, the assignee has delivered to the Royalty Holder a deed or other instrument under which the assignee covenants to be bound by the terms and conditions of this Agreement, including this Section 8.3, and the relevant Security Agreement(s) in the place of the Company (to the extent of the interest assigned);

(b)

in the case of a direct assignment, if the assignee has a holding company, the parent company of such assignee has delivered to the Royalty Holder a deed or other instrument under which such parent company covenants to be bound by the terms and conditions of this Agreement, including this Section 8.3; and/or

(c)

in the case of an indirect assignment by way of a Change of Control, or other transfer which results in a company acquiring an indirect interest equal to or greater than 50% in the Property or any Title, the company acquiring such indirect interest in the Property or Title has delivered a deed or other instrument to the Royalty Holder, substantially in the form of a No Interest Letter.

If the Company (and the relevant assignee) has not complied with this Section 8.3 in relation to an assignment of all or any interest in the Property or any Title, then (i) the Company will remain liable to the Royalty Holder with respect to the Royalty notwithstanding that the assignment occurred and any such assignment will be void and ineffective as between the Royalty Holder and the Company, and (ii) the assignment shall constitute a material breach of the Obligations and the Royalty Holder shall be entitled to terminate this Agreement on immediate notice, and take enforcement action pursuant to the Security Agreements.

8.4	FUTURE FINANCING - NO INTEREST LETTER

Prior to the Company entering into any debt financing arrangements or granting any Encumbrance, directly or indirectly, in the Property, any Titles, Project or this Agreement relating to indebtedness or other financing, the Company shall cause each provider of such financing (each, a “Financing Party”) to deliver to the Royalty Holder, a letter agreement, substantially in the form attached as SCHEDULE C (a “No Interest Letter”). The Parties may agree that the terms of the No Interest Letter will instead be included within an intercreditor agreement contemplated in Section 8.5.

8.5	ARRANGEMENTS WITH FINANCING PARTIES

At the request of the Company, the Royalty Holder agrees to enter into, with each Financing Party that has provided a No Interest Letter, an intercreditor agreement in a form acceptable to such Financing Party and the Royalty Holder (each acting reasonably), which shall provide for:

(a)	confirmation that the Royalty ranks ahead of and is payable immediately prior to or pari passu with all of the Company’s other unsubordinated operating expenses;

(b)

an acknowledgement that the Royalty Holder has been granted Encumbrances which constitute first-ranking security in the Collateral pursuant to the Security Agreements, subject only to any intercreditor agreement entered into with any Financing Party;

(c)

an agreement by the Royalty Holder that any Encumbrances granted to any Financing Party in respect of the Collateral shall rank pari passu with the Encumbrances granted to the Royalty Holder solely to the extent expressly agreed in the applicable intercreditor agreement and without prejudice to the Royalty Holder’s rights in respect of Royalty payments and Gross Proceeds; and

(d)

an acknowledgement that the rights of the Financing Party are subject to the Royalty Holder’s rights under this Agreement and an agreement by the Financing Party to be bound by the terms of this Agreement in exercising its powers or remedies under any debt financing arrangements, as if it was a party to this Agreement.

9.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company acknowledges that the Royalty Holder is entering into this Agreement in reliance thereon, hereby makes the representations and warranties to the Royalty Holder as set out in SCHEDULE A.

10.	REPRESENTATIONS AND WARRANTIES OF THE ROYALTY HOLDER

The Royalty Holder, acknowledging that the Company is entering into this Agreement in reliance thereon, hereby makes the representations and warranties to the Company as set out in SCHEDULE B.

11.	CONFIDENTIALITY

11.1	CONFIDENTIALITY

(a)

Subject to Section 11.1(b), each Party covenants with the other that it will keep confidential the terms of this Agreement and all information (whether in tangible, electronic or other form) provided or disclosed to a Party by reason of the operation of this Agreement, including any information regarding a Party’s Affiliates (“Confidential Information”).

(b)

Each Party undertakes that neither it, its Affiliates or their respective Personnel will, without the prior written consent of the other Party, disclose any Confidential Information to any third Person unless:

(i)	the disclosure is expressly permitted by this Agreement;

(ii)	subject to Section 11.1(c), the disclosure consists of information required to be disclosed under applicable Laws relating to disclosure by public companies;

(iii)	the information is already in the public domain (unless it entered the public domain because of a breach of this Section 11.1 by the Party);

(iv)

the disclosure is made on a confidential basis to the Party’s officers, employees, agents, financiers and their advisors, auditors or professional advisers, and is necessary for the Party’s business and such Persons agree to keep the disclosure confidential in accordance with this Section 11.1;

(v)	the disclosure is necessary to comply with any applicable Law, or an order of a court or tribunal;

(vi)

subject to Section 11.1(c), the disclosure is necessary for a Party or its Affiliates to comply with a directive or request of any Governmental Body, securities regulator or stock exchange (whether or not having the force of Law) so long as a responsible person in a similar position would comply;

(vii)	subject to Section 11.1(c), the disclosure is necessary or desirable to obtain an authorization from any Governmental Body, securities regulator or stock exchange;

(viii)	the disclosure is necessary in relation to any discovery of documents, or any proceedings before an arbitrator, court, tribunal, other Governmental Body, securities regulator or stock exchange; or

(ix)

the disclosure is made on a confidential basis to a prospective assignee, purchaser, acquiror or financier of the Party, or to any other person who proposes to enter into contractual relations with the Party and agrees to keep the disclosure confidential in accordance with this Section 11.1.

(c)

Before disclosing any Confidential Information publicly in accordance with Section 11.1(b)(ii)) or to a Governmental Body or securities regulator in accordance with Sections 11.1(b)(vi) or 11.1(b)(vii), the disclosing Party must, to the extent permitted by applicable Law, provide the other Party with a draft of the proposed disclosure for its consideration and comment. The other Party will provide any comments promptly.

11.2	ANNOUNCEMENTS

The Parties shall jointly plan and co-ordinate, and shall cause their respective Affiliates to jointly plan and coordinate, any public notices, press releases, and any other publicity concerning the entering into of this Agreement and none of the Parties or its Affiliates shall act in this regard without reasonable prior consultation with the other Parties, unless such disclosure is required to meet timely disclosure obligations of such Parties or their Affiliates under applicable Laws in circumstances where prior consultation with the other Parties is not practicable, and a copy of such disclosure shall be provided to the other Parties at such time as it is made publicly available. The foregoing requirements shall not apply in respect of any public disclosure of a Party using language previously approved by the other Party in writing.

11.3	FILING OF AGREEMENT

Each Party agrees that if a Party or any of its Affiliates is required to file a copy of this Agreement in any public registry, filing system or depository, including, in order to comply with applicable Law, it must notify the other Party of such requirement promptly and the Parties must consult with each other with respect to any proposed redactions to this Agreement in compliance with such applicable Laws before it is filed in any such registry, filing system or depository.

12.	DISPUTE RESOLUTION

12.1	DISPUTES

Any dispute, controversy or claim arising out of, in relation to, or in connection with this Agreement, including the existence, interpretation, validity, performance or breach of this Agreement or any matter arising under this Agreement, including whether any matter is subject to arbitration or this Section 12 (“Dispute”) must be resolved in accordance with the provisions of this Section 12.

12.2	DISPUTE NOTICES AND DISPUTE REPRESENTATIVES

In the event of any Dispute between the Parties, a Party may give to the other Party a notice (“Dispute Notice”) specifying the Dispute and requiring its resolution under this Section 12. The Dispute Notice shall set out the factual and contractual basis for the Dispute and nominate a representative from that party’s senior management to engage in negotiations to resolve the Dispute amicably. Within two (2) days of the date of the Dispute Notice, the responding party shall provide a responsive notice setting out the factual and contractual basis for its position and nominating a representative from that party’s senior management to engage in negotiations to resolve the Dispute amicably. The designated representatives (“Dispute Representatives”) shall have the authority to resolve the Dispute.

12.3	ARBITRATION

(a)

If a Dispute has not been resolved by the Dispute Representatives under Section 12.2 within ten (10) Business Days of the date of referral of the Dispute to the Dispute Representatives or such longer period of time as agreed, then the dispute shall be resolved by arbitration pursuant to this Section 12.3. Either Party may, by notice to the other Party, submit the Dispute to arbitration for final resolution.

(b)	The Parties agree that:

(i)	any Dispute will be finally resolved by arbitration conducted in accordance with the then current Rules of Arbitration of the ICC (“ICC Rules”);

(ii)	the seat or legal place of the arbitration will be in New York and the language of the arbitration will be English;

(iii)

all arbitral proceedings will be private and confidential and may be attended only by the arbitrators, the Parties and their representatives, and witnesses to the extent they are testifying in the proceedings;

(iv)

any Dispute must be heard and determined by three (3) arbitrators. Each Party shall, within ten (10) Business Days after commencement of the arbitration, select one (1) person to act as arbitrator. The two (2) arbitrators so selected must, within ten (10) Business Days of their appointment, select a third arbitrator who will serve as the chairperson of the arbitral panel;

(v)

each arbitrator must be a disinterested person who has no connection with either Party or the performance of this Agreement and must be qualified by education, training and experience to hear and determine matters in the nature of the Dispute;

(vi)

if a Party fails to appoint an arbitrator as required under Section 12.3(b)(iv), or if the arbitrators selected by the Parties are unable or fail to agree upon a third arbitrator within ten (10) Business Days of their appointment, then that arbitrator will be selected and appointed in accordance with the ICC Rules;

(vii)

if an arbitrator dies, resigns, refuses to act, or becomes incapable of performing his or her functions as an arbitrator, then the ICC may declare a vacancy on the panel and the vacancy will be filled by the method by which that arbitrator was originally appointed;

(viii)	the arbitral panel may determine all questions of law and jurisdiction (including questions as to whether or not a Dispute is arbitrable) and all matters of procedure relating to the arbitration; and

(ix)

any award or determination of the arbitral panel will be final and binding upon the Parties in respect of all matters relating to the arbitration, the procedure, the conduct of the Parties during the proceedings and the final determination of the issues in the arbitration.

(c)	No arbitration proceeding may be commenced under this Section 12 unless commenced within the time period permitted for actions by the applicable statute of limitations.

(d)

Notwithstanding the foregoing, either Party may apply to a court of competent jurisdiction for an interim measure of protection, or for any order for equitable relief explicitly provided for in this Agreement which the arbitrator does not have the jurisdiction to grant.

12.4	PERFORMANCE OF OBLIGATIONS DURING DISPUTE

To the extent permitted by the nature of the Dispute, during the existence of any Dispute the Parties must continue to perform their respective obligations under this Agreement without prejudice to their position in respect of such Dispute, unless the Parties otherwise agree.

13.	NOTICE

13.1	FORM OF NOTICE

Any notice, consent, demand or other communication in relation to this Agreement (“Notice”) must be:

(a)	in writing and in English; and

(b)	delivered by hand or by prepaid, registered or certified mail or courier to the address, or if sent electronically as an attachment to an email to the email or other internet address for each Party.

13.2	DELIVERY

(a)	A Notice is effective:

(i)	if delivered by hand, on the date it is delivered to the addressee;

(ii)

in the case of delivery by mail, five (5) Business Days after the date of posting (if posted to an address in the same country) or ten (10) Business Days after the date of posting (if posted to an address in another country);

(iii)	if couriered, on the date on which the courier confirms delivery; or

(iv)	if sent electronically at the time which is 12 hours from the time the email was sent, unless a later time is specified in the Notice or a notification of a delivery failure is received by the sender.

(b)	A Notice received after 5pm. in the place of receipt is taken to be received on the next Business Day in the place of receipt.

(c)	An email does not itself constitute a Notice but a Notice may be transmitted as an attachment to an email.

13.3	ADDRESS FOR NOTICE

(a)	Each Party’s address and email address will be as specified below or as notified in writing from time to time to the other Party:

(i)	in the case of the Company:

	Address:	400 North Ashley Dr.
Suite 1900
Tampa, FL
33602

	Attention:	Philip Plough
	Email Address:	[ ]

with a copy to:

	Address:	Cassels Brock & Blackwell LLP

Bay Adelaide Centre – North Tower
40 Temperance St Suite 3200,
Toronto, ON M5H 0B4

	Attention:	Jonathan Sherman
	Email Address:	[ ]

(ii)	in the case of the Royalty Holder:

	Address:	400 North Ashley Dr.
Suite 1900
Tampa, FL
33602

	Attention:	Philip Plough
	Email Address:	[ ]

with a copy to:

	Address:	Cassels Brock & Blackwell LLP

Bay Adelaide Centre – North Tower
40 Temperance St Suite 3200,
Toronto, ON M5H 0B4
	Attention:	Jonathan Sherman
	Email Address:	[ ]

(b)	A Party may, from time to time, notify the other Party in writing of any change to its details in Section 13.3.

14.	MISCELLANEOUS

14.1	TAXES

(a)	Withholding

(i)

All payments of any kind made under this Agreement or document to be delivered hereunder by or on behalf of the Company shall be made free and clear and without any present or future deduction, withholding, charge, levy or imposition for or on account of any Taxes, except as required by applicable Laws. If the Company is required by applicable Laws to deduct, withhold, charge, levy or impose any Taxes on or with respect to any such payment, the Company shall (i) deduct, withhold, charge, levy or impose such Taxes on or with respect to the applicable payment, (ii) timely remit the full amount so deducted, withheld, charged, levied or imposed to the relevant Governmental Body in accordance with applicable Laws, and (iii) subject to Section 14.1(a)(iii)(iii) below, in respect of any such Taxes (other than Excluded Taxes), if any, that are required by applicable Laws to be deducted, withheld, charged, levied, or imposed on any Person on or with respect to any such payment made by or on behalf of the Company, pay to the Royalty Holder, in addition to such payment, such additional amount as is necessary to ensure that the net amount received by the Royalty Holder (net of any such Taxes, including any Taxes required to be deducted, withheld, charged, levied, or imposed on any such additional amounts) equals the full amount that the Royalty Holder would have received had no such deduction, withholding, charge, levy, collection or imposition been required.

(ii)

Subject to Section 14.1(a)(iii)(iii), if the Royalty Holder becomes liable for any Taxes, other than Excluded Taxes, imposed on any payments under this Agreement, the Company shall indemnify the Royalty Holder for such Tax, and the indemnity payment shall be increased as necessary so that, after the imposition of any Tax on the indemnity payment (including Tax in respect of any such increases in the indemnity payment), the Royalty Holder shall receive the full amount of Taxes for which it is liable and are due and payable. Any indemnity payments for Taxes shall be due and payable by the Company within five (5) Business Days of demand from the Royalty Holder. If reasonably requested by the Company, the Royalty Holder will use reasonable efforts to dispute the imposition or assertion of such Taxes by the relevant Governmental Body, all at the Company’s expense. A certificate as to the amount of such payment or liability delivered to the Company by the Royalty Holder shall be conclusive absent manifest error.

(iii)

Notwithstanding Sections 14.1(a)(i) and 14.1(a)(ii)(ii), the Company shall not be responsible for any Excluded Taxes imposed or collected by any foreign jurisdiction in respect of payments of any kind made by the Company pursuant to this Agreement.

(iv)

The parties agree to reasonably cooperate to (i) ensure that no more Taxes are payable other than as required under applicable Law and (ii) obtain a refund or credit of any Taxes which have been overpaid.

(v)	Without limiting the provisions of Sections 14.1(a)(i) and 14.1(a)(ii)(ii), the Company shall timely pay any Other Taxes to the relevant Governmental Body in accordance with applicable Law.

(vi)

As soon as practicable after any payment of Taxes by the Company to a Governmental Body pursuant to Section 14.1, the Company shall deliver to the Royalty Holder the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Royalty Holder.

(b)

Intended Tax Treatment. Unless otherwise required by a “determination” (as defined in Section 1313(a) of the Code), the Parties agree that, for U.S. federal, state, local and non-U.S. income Tax purposes, the Company’s grant of the Royalty will be treated as the acquisition by the Royalty Holder of an undivided interest in the Property as of the Effective Date.

14.2	GOVERNING LAW

This Agreement is governed by the law in force in the State of New York, without regard to any conflict of laws or choice of laws rules or principles that would permit or require the application of the laws of any other jurisdiction.

14.3	OTHER ACTIVITIES AND INTERESTS

This Agreement and the rights and obligations of the Parties under this Agreement are limited to the Property and the Project. Except as expressly provided in this Agreement, each Party will have the free and unrestricted right to enter into, conduct and benefit from any and all business ventures of any kind whatsoever, whether or not competitive with the activities undertaken under this Agreement, without disclosing such activities to the other Party or inviting or allowing the other Party to participate in those activities. Notwithstanding the foregoing, nothing in this Section 14.3 permits the Company to structure any business venture, transaction or series of transactions with the primary purpose of avoiding, reducing or materially delaying payment of the Royalty, or to misallocate production, sales or revenues between the Property and any other property or project in a manner inconsistent with the terms and intent of this Agreement. The Company shall, acting reasonably and in good faith, allocate production, costs and revenues as between the Property and any other property or project in a manner consistent with past practice (to the extent applicable), Law and generally accepted industry practice, and shall not take any action with the primary purpose of circumventing the application of the Royalty to production from the Property.

14.4	NO PARTNERSHIP

This Agreement is not intended to, and will be deemed not to, create any partnership between the Parties including a mining partnership or commercial partnership. Nothing in this Agreement will be deemed to constitute a Party the partner, agent or legal representative of the other Party or to create any fiduciary relationship between the Parties.

14.5	SEVERABILITY

If anything in this Agreement is unenforceable, illegal or invalid then it is severed and the rest of this Agreement remains in force. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement in accordance with applicable Law so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and appropriate consequential amendments (if any) will be made to this Agreement.

14.6	COMPLIANCE WITH TECHNICAL REPORTING REQUIREMENTS

The Parties acknowledge that the Royalty Holder or Affiliates of the Royalty Holder may become subject to Technical Reporting Requirements or other Approved Standards. Upon written request by the Royalty Holder or an Affiliate of the Royalty Holder, the Company must:

(a)

provide to the Royalty Holder, at the Royalty Holder’s expense, any and all necessary technical data (including in respect of Mineral Resources and Mineral Reserves), documents or reports on the Property as are in the Company’s or its Affiliates’ possession or which are readily available to the Company or its Affiliates and which may be reasonably required by the Royalty Holder or its Affiliates to comply with the requirements of Technical Reporting Requirements or other Approved Standards;

(b)	grant access to the Property to the Royalty Holder, its Affiliates or any representative of the Royalty Holder or its Affiliates for personal inspection of the Property;

(c)

if reasonably requested by the Royalty Holder and in accordance with Technical Reporting Requirements, include in any technical report prepared for the Company or its Affiliates in accordance with Technical Reporting Requirements or other Approved Standards, scientific and technical information that is material to the Royalty Holder or its Affiliates;

(d)

upon the request of the Royalty Holder, use commercially reasonable efforts to convince the author(s) of any report prepared for the Company or its Affiliates in accordance with Technical Reporting Requirements or other Approved Standards to provide, at the sole cost and expense of the Royalty Holder and subject to such terms and conditions as may be required by such author(s) or their employer(s), (i) a copy of such report to be addressed to the Royalty Holder or any of its Affiliates, (ii) the relevant certificates and consents of the author(s) required in connection with the filing of and reference to such report to be provided to the Royalty Holder or any of its Affiliates, and (iii) such other consents in connection with the use of or reliance upon such report by the Royalty Holder or any of its Affiliates from time to time in its public disclosure as may be required by the Royalty Holder; and

(e)

allow any report prepared for the Company or its Affiliates in accordance with Technical Reporting Requirements to be used by the Royalty Holder or its Affiliates in any technical report or other disclosure document prepared for the Royalty Holder or its Affiliates, on condition that a “qualified person” (or equivalent responsible expert, as such term is defined in the applicable Technical Reporting Requirements) engaged by the Royalty Holder is the author of the report prepared for the Royalty Holder or its Affiliates.

14.7	REPLACEMENT PRODUCT PRICES

If any Market Value as specified in this Agreement does not exist on the date on which Product is first Sold, ceases to exist, ceases to be published, or should no longer be internationally recognized as the basis for payment for the Product (or Metals contained in Product) to which it relates then upon request by either Party, the Parties must promptly consult together in good faith with the view to agreeing on whatever modifications to the terms of this Agreement are necessary to make this Agreement again acceptable to both Parties and must do their utmost to come to a fair and reasonable agreement based upon another internationally recognized metal price quotation for use in international trade. Until such time as the Parties have agreed on the relevant modifications, the highest price published by the internationally recognized metal price quotations for use in international trade applicable to the Product (or relevant Metals contained in Product) shall apply.

14.8	ENTIRE AGREEMENT

The Agreement constitute the entire agreement between the Parties in respect of its subject matter and supersedes all prior agreements, understandings and documents in respect of its subject matter made or given prior to the Effective Date.

14.9	TIME OF THE ESSENCE

Time is of the essence of this Agreement. If the Parties agree to vary a time requirement, then the time requirement so varied is of the essence of this Agreement. An agreement to vary a time requirement must be in writing.

14.10	FURTHER ASSURANCES

The Parties further acknowledge that the legal framework for the exploration and mining of seabed minerals may be amended from time to time under the Deep Seabed Legislation. Each Party will, at the request of the other Party and at the requesting Party’s expense, execute all such documents and take all such actions as may be reasonably required to effectuate the purposes and intent of this Agreement and to give full force and effect to the Royalty, or to amend this Agreement to reflect changes to the Deep Seabed Legislation.

14.11	AMENDMENT

An amendment or variation to this Agreement is not effective unless it is in writing and signed by the Parties.

14.12	WAIVER

A Party’s failure or delay to exercise a power or right does not operate as a waiver of that power or right. The exercise of a power or right does not preclude either its exercise in the future or the exercise of any other power or right. A waiver is not effective unless it is in writing. Waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

14.13	SUCCESSORS AND ASSIGNS

This Agreement will inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.

14.14	COUNTERPARTS

This Agreement may be executed in any number of counterparts. Each counterpart is an original but the counterparts together are one and the same agreement. This Agreement is binding on the Parties on the exchange of counterparts. A copy of a counterpart sent by electronic mail:

(a)	must be treated as an original counterpart;

(b)	is sufficient evidence of the execution of the original; and

(c)	may be produced in evidence for all purposes in place of the original.

14.15	EXECUTION - AUTHORIZED OFFICER TO SIGN

Each person signing this Agreement as an authorized officer of a Party hereby represents and warrants that he or she is duly authorized to sign this Agreement for that Party and that this Agreement will, upon having been so executed, be binding on that Party in accordance with its terms.

[Execution Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first set forth above.

AOM AREA 2, LLC

By:	/s/ Philip Plough
	Name:	Philip Plough
	Title:	Authorized Signatory

AMERICAN OCEAN MINERALS CORP.

By:	/s/ Philip Plough
	Name:	Philip Plough
	Title:	Authorized Signatory